Exhibit 99.1

Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08 Bermuda
archgroup.com
PRESS RELEASE

Arch Capital Group Ltd. Announces Special Cash Dividend of $1.9 Billion and Senior Executive Promotions

Longtime Arch executives David Gansberg and Maamoun Rajeh named Presidents of Arch Capital Group Ltd.

PEMBROKE, BERMUDA — Nov. 7, 2024 — Arch Capital Group Ltd. (NASDAQ: ACGL, “Arch” or “the Company”) today announced that its Board of Directors (Board) has declared a special cash dividend (special dividend) of $1.9 billion to common shareholders, representing $5.00 per outstanding common share. The special dividend is payable on Dec. 4, 2024, to common shareholders of record on Nov. 18, 2024.

“Arch is operating from a position of strength with a long track record of superior performance that is among the best in the insurance industry,” Arch CEO Nicolas Papadopoulo said. “As part of our ongoing capital management responsibilities, the Board and management have determined that a special dividend is the most effective way to return capital to shareholders at this time. This dividend underscores Arch’s robust capital position and our commitment to delivering value to our shareholders.”

Also, as part of the Company’s long-term succession planning, the following executive promotions were announced, both effective immediately:
•David Gansberg has been promoted to President, Arch Capital Group Ltd., with primary accountability for Arch’s Insurance Group. Gansberg, who has been CEO of Arch’s Mortgage Group since 2019, now oversees Arch’s North American and International Insurance Operations.
•Maamoun Rajeh has been promoted to President, Arch Capital Group Ltd., with primary responsibility for Arch’s Mortgage and Reinsurance groups. In this expanded role, Rajeh adds responsibility for Arch’s market-leading Mortgage Group while maintaining oversight of the Reinsurance Group he’s led since 2017.
Commenting on the promotions, Papadopoulo said, “Maamoun and David have been integral to Arch’s success since 2001 and are crucial to our future performance. As we seek to further develop our deep bench of leaders, exposing David and Maamoun to new parts of our business will allow them to expand their knowledge while bringing their leadership and perspectives to other segments. They both have a keen understanding of our business and a legacy of developing talent. I look forward to seeing the impact they will have across the organization.”

Rajeh said, “David and I have had a strong hand in formulating Arch’s successful strategy over the past 23 years. In this expanded role, I remain committed to maintaining Arch’s core principles and driving continued innovation, profitable growth and exceptional value for our clients and shareholders.”
Gansberg added, “Maamoun and I have worked alongside one another since we joined Arch in 2001, and we both have a track record of delivering excellent results to go along with our deep understanding and passion for this company and its employees. I’m excited to help continue to build upon Arch’s outstanding growth story.”
Before Gansberg’s tenure as CEO of Arch’s Mortgage Group, he served as President and CEO of Arch Mortgage Insurance Company. Prior to his work with the Mortgage Group, he was Executive Vice President and a director at Arch Re (U.S.). He holds a bachelor’s degree in actuarial mathematics from the University of Michigan and an MBA from the Duke University Fuqua School of Business.
Prior to Rajeh’s role as Chairman and CEO of Arch’s Reinsurance Group, he held CEO positions at Arch Re Bermuda from 2014-2017 and at Arch Reinsurance Europe from 2012-2014. Rajeh joined Arch Re Bermuda as an underwriter in 2001 and advanced to hold several other leadership roles within Arch Re. He has a bachelor’s degree from the Wharton School of Business of the University of Pennsylvania.
About Arch Capital Group Ltd.
Arch Capital Group Ltd. (Nasdaq: ACGL) is a publicly listed Bermuda exempted company with approximately $25.0 billion in capital at Sept. 30, 2024. Arch, which is part of the S&P 500 Index, provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.
Cautionary Note Regarding Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward−looking statements. This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries may include forward−looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward−looking statements.

Forward−looking statements can generally be identified by the use of forward−looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology. Forward−looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: adverse general economic and market conditions; increased competition; pricing and policy term trends; fluctuations in the actions of rating agencies and the Company’s ability to maintain and improve its ratings; investment performance; the loss of key personnel; the adequacy of the Company’s loss reserves, severity and/or frequency of losses, greater than expected loss ratios and adverse development on claim and/or claim expense liabilities; greater frequency or severity of unpredictable natural and man-made catastrophic events, including the effect of contagious diseases on our business; the impact of acts of terrorism and acts of war; changes in regulations and/or tax laws in the United States or elsewhere; ability to successfully integrate, establish and maintain operating procedures as well as integrate the businesses the Company has acquired or may acquire into the existing operations; changes in accounting principles or policies; material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements; availability and cost to the Company of reinsurance to manage our gross and net exposures; the failure of others to meet their obligations to the Company; an incident, disruption in operations or other cyber event caused by cyber attacks, the use of artificial intelligence technologies or other technology on the Company’s systems or those of the Company’s business partners and service providers, which could negatively impact the Company’s business and/or expose the Company to litigation; and other factors identified in our filings with the U.S. Securities and Exchange Commission (SEC).
The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. All subsequent written and oral forward−looking statements attributable to us or persons acting on the Company’s behalf are expressly qualified in their entirety by these cautionary statements. The Company’s forward-looking statements speak only as of the date of this press release or as of the date they are made, and the Company undertakes no obligation to publicly update or revise any forward−looking statement, whether as a result of new information, future events or otherwise.
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Source:        Arch Capital Group Ltd.
arch-corporate
Media Contacts:
Greg Hare ghare@archgroup.com
Stephanie Perez stperez@archgroup.com